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                                                                   Exhibit 10.93

                      PLATINUM UNDERWRITERS HOLDINGS, LTD.

                                    Guaranty

         This Guaranty (the "Guaranty"), dated as of December 31, 2003, is made and entered into by Platinum Underwriters Holdings, Ltd., a Bermuda company ("Guarantor"), and Platinum Underwriters Reinsurance, Inc., a Maryland insurance company (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company, a wholly-owned indirect subsidiary of Guarantor, is engaged in the reinsurance business and intends to enter into reinsurance contracts on or after the date hereof (each a "Reinsurance Contract") with insurance companies, reinsurance companies and other reinsureds (each a "Cedant");

         WHEREAS, subject to the terms and conditions set forth herein, Guarantor desires to guarantee the Company's payment obligations to a Cedant under a Reinsurance Contract to the extent that such payment obligations are not disputed or contested by the Company (the "Undisputed Obligations");

         NOW THEREFORE, in consideration of the annual guaranty fee by the Company to Guarantor and the mutual covenants and promises set forth herein, Guarantor and the Company hereby agree as follows:

         1. Guaranty. Subject to the provisions hereof, including without limitation Section 3 hereof, Guarantor hereby absolutely, irrevocably and unconditionally guarantees the payment when due of the Undisputed Obligations. This Guaranty shall constitute a guarantee of payment and not of collection of the Undisputed Obligations and shall remain in effect until the Undisputed Obligations have been paid in full; provided, however, that in no case shall the liability of Guarantor under this Guaranty exceed the amount of the Undisputed Obligations.

         2. Third Party Beneficiaries. Guarantor intends that each Cedant that is a party to a Reinsurance Contract will be a third party beneficiary of this Guaranty. In order to claim a benefit under the Guaranty, a Cedant must first notify the Company in writing of the Company's failure to pay an Undisputed Obligation and demand that payment be made by the Company (the "Demand Notice"). If the Company shall fail to pay an Undisputed Obligation within thirty (30) days after the date of receipt of Cedant's Demand Notice, Cedant may make a demand for payment under this Guaranty upon Guarantor (a "Payment Notice"). A Payment Notice shall be in writing and shall include a copy of the Demand Notice, shall state that the Cedant is calling upon Guarantor to pay an Undisputed Obligation under this Guaranty and shall specify in reasonable detail the nature of the Undisputed Obligation, that the Company has failed to pay the Undisputed Obligation and the date such payment was due. Guarantor shall pay or otherwise satisfy Cedant's Payment Notice within thirty (30) business days of Guarantor's receipt of the

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Payment Notice; provided, however, that Guarantor shall have no obligation to a
Cedant under this Guaranty unless it has received a Payment Notice satisfying the foregoing requirements and such other information as the Guarantor may reasonably request.

         3. Setoffs and Counterclaims. Without limiting Guarantor's own defenses and rights hereunder, Guarantor shall be entitled to all rights, setoffs, counterclaims and other defenses to which the Company or any other affiliate of Guarantor is or may be entitled, including without limitation, those arising from or out of the Reinsurance Contracts. Notwithstanding the foregoing, the liability of Guarantor under this Guaranty shall not be diminished by: (i) any change in the time, manner or place of payment of any of the Undisputed Obligations; or (ii) any insolvency, bankruptcy, reorganization, or other similar proceeding by the Company.

         4. Guaranty Fee. The Company will pay Guarantor a fee (the "Guaranty Fee") in the amount of $2 million for the period from January 1, 2004 through December 31, 2004. The Guaranty Fee for each subsequent calendar year shall be an amount equal to .66% of net premium estimated to be written by the Company in such calendar year, as determined by the Company. The Guaranty Fee shall be payable on or before the 31st day of March for the calendar year to which the Guaranty Fee relates. To the extent that the actual amount of Net Premiums Written, as reflected in the Company's Annual Statement, differs from the estimated amount, the Guaranty Fee for that year shall be adjusted retroactively to reflect such actual amount, and the amount of such adjustment, together with interest thereon at the rate of 5%, shall be added to or subtracted from the amount of the Guaranty Fee payable for the following calendar year.

         5. Guaranty Payments are Demand Loans. All payments made by the Guarantor under this Agreement shall constitute loans from the Guarantor to the Company. All such loans shall bear interest at 5% and shall be repayable by the Company within three (3) business days after the Guarantor has made written demand, together with all accrued but unpaid interest.

         6. Tax Withholding. The Guaranty Fee and any interest paid on Guaranty payments pursuant to Section 5 hereof shall be payable net of withholding taxes that the Company determines are required to be withheld, provided that if the Company withholds any such amounts, the Company shall pay over the amount withheld to the appropriate tax authorities and provide the Guarantor with a copy of the receipt for such payment. The Guarantor shall indemnify the Company on an after-tax basis for any taxes, interest and penalties assessed against the Company for failing to withhold unless the Guarantor has notified the Company in writing to withhold and the Company fails to do so, in which event the Guarantor shall indemnify the Company on an after-tax basis for any taxes imposed upon the Company as a result of its failure to withhold but not for any interest and penalties.

         7. Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other party. This Guaranty shall be binding upon Guarantor and the Company and their respective successors and assigns and shall be for the benefit of any Cedant and its successors and assigns.

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         8.       Subrogation. With respect to any Reinsurance Contract, the
Guarantor hereby unconditionally agrees that, until the payment and satisfaction in full of all Undisputed Obligations under such Reinsurance Contract, it shall not exercise any right or remedy arising by reason of any performance by it of this Guaranty, whether by subrogation or otherwise, against the Company. Nothing in this clause or in this Guaranty shall prevent Guarantor from exercising any remedies or rights in order to safeguard or otherwise preserve or maintain any such subrogation or other rights in whole or in part.

         9. Amendment of Guaranty. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and the Company.

         10. Termination. Guarantor may terminate this Guaranty at any time by providing written notice of such termination to the Company and upon the effectiveness of such termination, Guarantor shall have no further liability hereunder, except as provided in the last sentence of this paragraph. This Guaranty also shall terminate immediately as of the day Guarantor no longer controls the Company. For the purposes of this Section 8, the term "control" means the ownership, either directly or indirectly, of 50% or more of the voting stock of the Company. No such termination shall affect Guarantor's liability with respect to any Reinsurance Contract entered into prior to the time the termination is effective, which Reinsurance Contract shall remain guaranteed pursuant to the terms of this Guaranty.

         11. Notice. Any Payment Notice or other notice, request, instruction, correspondence or other document to be given hereunder to the
Guarantor shall be in writing as follows (unless a subsequent address has been provided):

                  Platinum Underwriters Holdings, Ltd.
                  The Belvedere Building
                  69 Pitts Bay Road, 2nd Floor
                  Pembroke HM 08, Bermuda

                  Attn: Michael E. Lombardozzi
                        General Counsel
                        Fax No.: (441) 298-0752

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A copy of any Demand Notice sent or other notice, request, instruction, correspondence or other document to be given hereunder to the Company shall be in writing as follows (unless a subsequent address has been provided):

                  Platinum Underwriters Reinsurance, Inc.
                  2 World Financial Center
                  225 Liberty Street, Suite 2300
                  New York, NY  10281

                  Attn: James M. Conway
                        General Counsel
                        Fax No.: (212) 809-7565.

         12. Miscellaneous. (a) This Guaranty shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

         (b) This Guaranty embodies the entire agreement and understanding between Guarantor and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

         (c) The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof.

         IN WITNESS WHEREOF, Guarantor and the Company have executed this Guaranty as of the date first above written.

                                                PLATINUM UNDERWRITERS
                                                    HOLDINGS, LTD.

                                           By:    /s/ Gregory E.A. Morrison
                                                  -------------------------
                                           Name:  Gregory E.A. Morrison
                                           Title: President and Chief Executive
                                                  Officer

                                               PLATINUM UNDERWRITERS
                                                  REINSURANCE, INC.

                                           By:    /s/ Michael D. Price
                                                  ----------------------
                                           Name:  Michael D. Price
                                           Title: President

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